EXHIBIT 99.2
MANAGEMENT DISCUSSION SECTION
Operator: Good day, everyone, and welcome to the IDEX Fourth Quarter 2008 Earnings Results Conference Call. This call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Heath Mitts, Vice President of Corporate Finance. Please go ahead.
Heath A. Mitts, Vice President — Corporate Finance

Thanks, Mark . Good morning, and thank you for joining us for a discussion of the IDEX fourth quarter 2008 financial results. Yesterday, we issued a press release outlining our company’s financial and operating performance for the three and 12-month period ending December 31, 2008. The press release along with the presentation slides to be used during today’s webcast can be accessed on our company website at www.idexcorp.com.
Joining me today from IDEX management are Larry Kingsley, Chairman and CEO, and Dom Romeo, Vice President and CFO. The format for our call today is as follows. We will begin with an update on our overall performance for the quarter and full year and then provide detail on our four business segments. We will then wrap up with the outlook for 2009, an update on our balance sheet, and summarize our priorities. Following our prepared remarks, we will then open the call for your questions.
If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll free number 888-203-1112 and entering the conference ID 1364347, or simply log on to our company homepage for the webcast replay.
As we begin, a brief reminder, this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission. With that, I’ll now turn the call over to our CEO, Larry Kingsley. Larry?
Larry D. Kingsley, Chairman, President and Chief Executive Officer

Thanks, Heath. Good morning, everyone. As you know, we were early in our assessment of the weakening economy. We took action through the second half of ‘08 to reduce our cost structure. We’ll realize $25 million of annual savings with $20 million of ‘09 savings associated with these actions alone. In addition, we continue to drive material cost reduction and productivity within our company-wide operational excellence strategy. We anticipate more than $10 million of ‘09 savings from specific supply chain initiatives and $5 million of labor productivity. Again, both of these are in addition to the restructuring associated savings.
None of the actions taken will impair our ability to grow or achieve the strategic initiatives that build longer-term shareholder value. As I’ll highlight later in this call, we anticipate a soft first quarter as we realize the ramp up of cost savings on top of a slow Q4 and early Q1 order rate. As 2009 progresses, we’ll reassess our view of the economic environment, our markets, and the best course for further cost actions to ensure a solid bottom line performance for the year.
Thus far, our team has quickly identified required actions and very cleanly executed, as necessary, to adjust to the decline in order rates. We have a very good understanding of our cost structure. We have the ability to manage through this volatile environment.
And now on the slide that’s titled Q4 and Full Year Financial Performance. For the quarter, orders were down 3% and sales were up 3%. The results in the slide are adjusted for the restructuring charges and the goodwill impairment charge in Dispensing. Fourth quarter adjusted operating margin of 15.1% was down 270 basis points from Q4 of ‘07, primarily due to the impact of ‘08 acquisitions. Excluding the impact of the acquisitions, adjusted operating margin was 16.3%. Overall, given the top-line pressure, I was pleased with the majority of our businesses’ operating margin performance. Fluid Metering, Health and Science, and Fire and Safety all held up quite well. Obviously, we’re disappointed with the margin performance at Dispensing, and albeit only 7% of the company, the negative margin rate was certainly dilutive to the total company performance.
Q4 adjusted EPS at $0.41 was down 13%. For the year, orders were up 9%, sales were up 10%. Full year adjusted operating margin at 17.5% was down 130 basis points from the prior year, again primarily due to the impact of the acquisitions. Excluding the impact of the acquisitions, adjusted operating margin was 18.2%. Full year adjusted EPS was up 4% to $1.98. And for 2008, free cash flow of just under $200 million, a record for the company, was over 125% of adjusted income.
So now let’s walk through the components by segment, I’m turning to slide six. For Fluid Metering, orders were up 11% in the quarter, organic orders were down 8, reflecting a significant slowdown in November and December. Sales increased 21%, including 25% from recent acquisitions, and a decline of 1% on an organic basis. Excluding acquisitions, adjusted operating margin of 21.3% was up 110 basis points from the Q4 ‘07 number. We expect selective fluid metering end markets to remain slow throughout the first half of ‘09. Given the strength and diversity of our market content, though, and the stability of our customer base, we believe that we’re well equipped to operate effectively in a challenging environment.

Our long-term outlook remains very positive. We continue to diversify our business. Nearly half of Fluid Metering is now outside the U.S. The three recent acquisitions added product capabilities and will enable increased market share. The integration process is going as planned for the three acquisitions and they will be accretive to our top and bottom line this year. And we are seeing nice traction for our internal sales growth investments that we’ve made over the past two years. Particularly in Asia and the Middle East, we’ve made appropriate investments and otherwise to drive global expansion.
In this turbulent environment, our team is focused on what they can control. New product launches are on track and we’ve not had to reduce our investment nor will we accordingly.
In our Health and Science segment, total orders were down 1% for the quarter, down 4% organically. Sales were down 4% in total, 7% organically. The core HST business was effectively flat year-over-year. The impact of organic growth in the quarter from the run off of two OEM contracts, which we talked about before, represented nearly 300 basis points organic growth. Q4 is the last quarter where we have the organic comp associated with those two OEM contracts.
Operating margin of 20.1% was up 130 basis points compared to the prior year. Our core market focus, the fluidic devices used in analytic instrumentation and clinical diagnostic applications continue to provide powerful platforms for growth and we continue to anticipate growth driven by end-market demand for new generations of equipment and increased IDEX content in these newer generations of equipment.
We secured new global customer business in the quarter, which will bode well for the mid-term. Our integrated systems group continues to grow, and is now providing full systems to customer specifications.
The markets for Life Science equipment appear to be more favorable than industrial CapEx in the short term. However, our OEM customers have indicated that they expect total instrument demand to decline moderately through 2009, with more significant slow down expected during the early part of the year. And we anticipate our share gain in this segment will partially offset their unit buying forecasts.
In Dispensing on slide eight, total orders in the quarter were down 43%, organically down 37%. Sales decreased 39%, organically were down 33%. Margin was down significantly compared to the prior year, primarily due to the lower volume and that’s in both North America and in Europe. Recently, there has been some specific project activity within the North American retail channel, which we believe will provide a nice lift to the current market trend. However, we still expect softness from broader economic conditions, and lower capital spending in this segment, which will continue to impact demand for capital equipment within retail. To mitigate the impact of these challenges, we’ve taken appropriate cost actions besides the Dispensing business and we’re well positioned to address market conditions and ensure long-term improved profitability and strong cash generation. We expect that the North American and European markets will remain soft through the 2009 year.
Now moving on to Fire and Safety on slide nine. For the quarter, total orders were down 10%, down 4% organically. That’s primarily due to our band clamping order rate late in the quarter. Sales were down 3%, organically sales were up 3%. Operating margin at 23.9%, was up 210 basis points compared to the prior year. We continue to be the leading provider of superior technology, providing our customers with robust easy to operate equipment. That will continue to drive share gain in this environment. Global product demand continues to be strong at the project level. We expect this trend to remain positive through the entire year, and that will drive growth in this environment as well.
We’re monitoring the domestic municipal market closely and expect flat to modest growth to continue through the first half of ‘09. The band clamping business, which is about a third of this segment, has slowed with the decline in manufacturing in spend and energy projects. We don’t anticipate a return of strong growth in this portion of the segment for ‘09. In total within Fire and Safety, we will continue to perform relatively well, with flat to low single-digit growth rates generating very sound margins.
So moving on to this year. Based on our current knowledge, our ‘09 outlook is for $1.50 to $1.80 of diluted earnings per share. This range is based on the assumption of organic growth being down six to 10%. FX at the current rates will have a 3% adverse impact to sales. The incremental impact of acquisitions will add 5 to 7% to the top-line, and 0.05 to $0.08 to EPS. That’s inclusive of intangible amortization expenses. And finally, restructuring will add $0.16 to EPS in ‘09.
Given the weak orders at the end of last year, we’re anticipating Q1 EPS to be in the range of 0.32 to $0.38 based on that organic revenue for the quarter. And that’s been down in excess of 10% year-on-year. The effective tax rate assumption is 34%. CapEx is projected to be $25 million or so in ‘09, and we expect another very strong year of free cash generation.
Before we wrap up, I want to provide a brief update on our balance sheet. Our debt ratios and debt structure are in great shape, with no financing requirements until December of 2011. In addition, we’ve taken advantage of the interest rate markets to lock in some very low rates and our debt for the next three years. We had a very strong year of free cash flow in ‘08. In Q4, we were able to repurchase 2.3 million shares of our stock and we will continue to be opportunistic with our share repurchase program. And that’s to augment our primary cash deployment strategy. Our primary focus will continue to be to deploy cash in a disciplined manner on acquisitions in attractive markets. And we will continue to evaluate proprietary bolt-on acquisitions in ‘09 with the intention of securing good, strategic additions to the company.
So in summary, while the economic outlook is uncertain and clearly we anticipate a much more difficult organic growth environment, the combination of the cost actions already completed and the contribution from the new acquisitions last year, have set us up for solid performance in the short term without jeopardizing our long-term strategic execution. Internally, we’re focused on what we can control. We continue to execute on our new product development and we’re satisfied with our geographic build-out and we’re focused on making sure that we execute our operational excellence initiatives to achieve both the material and labor productivity savings plan. So certainly we’ve taken a sober look at the general outlook and I’m confident that we will, with those assumptions in mind, deliver solid performance in the face of challenging market dynamics.
So with that, we’ll open it up to your questions.

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Our first question today will come from Jim Lucas with Janney Montgomery Scott.
<Q — Ryan MacLean>: Hi. This is Ryan MacLean on behalf of Jim. I just wanted to go through the Fluid and Metering segment real quick. Larry, you mentioned that there were selective end market difficulties. I was wondering if you could please go into a little bit more detail as to what it is that you’re seeing down there?
<A — Larry Kingsley>: Sure, Ryan. I’ll take the question in two parts. One what we’ve seen from Q4 through the early part of Q1, and then secondarily what we see through the body of the year. For what we’ve seen over the last several weeks, there has been a relatively dramatic slowdown in the water and the chemical segment. We see positive signs of projects now freeing up in the water segment. We do anticipate that we’ll some nice improvement through the course of this year and that’s somewhat irrespective of what comes out of current federal funding mechanisms.
On the chemical side which is, if you add it up, in the neighborhood of about 10% of total company sales, we expect that to be relatively low on the new project side through the entire year, we’ll still see some nice MRO spending. And then beyond that, what’s important to me, I think it’ll track plus or minus around the GDP numbers. So two big issues from last several weeks’ perspective are kind of bottleneck and project funding associated with water and certainly with chemical. Expect water to improve, we don’t expect chemical to improve all that much at least as far as we can see forward right now. Everything else is kind of plus or minus what we expect.
<Q — Ryan MacLean>: And I guess on the petroleum side, is that much changed there?
<A — Larry Kingsley>: Now, again, we’ve talked a lot about the fact that where we are in petroleum or energy in general is not upstream. So we don’t cycle up or down as heavily with exploration activity as others do. We work downstream and we’re more in the logistics of getting energy to market so we think that, no. CapEx may be certainly softer than it’s been the last couple years but it’s not a fall-off-the-cliff situation at all.
<Q — Ryan MacLean>: Okay. And then just switching a little bit to the 25 million of CapEx that you spoke about, I was just wondering if you could kind of detail or go into a little bit about — out of that 25 million, what kind of growth projects you’re still focusing on?
<A — Larry Kingsley>: Sure. The bulk of that 25 million will go toward tooling still and we will talk little bit later in the year about a planned facility expansion in a region that we think represents a great growth opportunity. I think it’s a little premature to go there now but a percentage of that total CapEx, over half of that is still focused toward product and manufacturing that serves growth.
<Q — Ryan MacLean>: Okay. Thank you very much.
<A — Larry Kingsley>: You bet.
Operator: Our next question will come from Michael Schneider with Robert W. Baird.
<Q — Mike Schneider>: Good morning, guys.
<A — Larry Kingsley>: Hi, Mike.
<Q — Mike Schneider>: Larry, maybe just some specificity in your water comment. Because I guess I’ve not heard of water projects being freed up since the first of the year. Is this something unique to yourselves? Or maybe you could just give us some examples of things that have actually been kicked off again?
<A — Larry Kingsley>: Well, I’m not going to go into specific municipal projects for all the obvious reasons, Mike. But what we’ve heard just in the last couple weeks is that there’s funding in place for a number of state-based, municipal-based programs that we would participate in with our new acquired businesses that are ADS in Europe over with IETG. But also on some of the plant-based work for fresh water spend, we’re seeing certainly more positive signs than we would have spoken to at the very beginning of the year. So I’m not going to — at this point every week is a little bit of a different story, and we’re all live in the volatility. But certainly things are trending positively right now with respect to some of that project activity in the U.S. and abroad.
<Q — Mike Schneider>: But these are projects that you would have expected to see revenue in Q4 and launches in Q4 that did not launch, and now appear to be restarted here in January already?
<A — Larry Kingsley>: I can. Some of it is backlog that we had that we would have seen flow through to the revenue line through the course of Q4, and in this quarter that is still there, it’s not cancelled. It’s just pushing. Others are projects that we know are approved, within their respective authorities that are going to be funded. And we expect that they will at some point, later this quarter or through the course of the spring.
<Q — Mike Schneider>: Okay. And then in terms of this volatility, because you do sell such a substantial amount through the distribution channel both here and globally, can you describe I guess the status of what you saw as Q4 unfolded in your distribution channels and then what specifically has happened week-by-week now throughout January?
<A — Larry Kingsley>: First of all, I’d say to you that the issue of work downstream inventory is today and what’s bottlenecked flow through either the distribution channel or the OEM base or in some cases even a dealer network, is somewhat specific to each of the segments, not just the IDEX segments but the end markets. What we’ve seen is where OEMs do take some stock, instrumentation, builders, for example. They’re, obviously, closely managing inventory, and they turned down that dial quite a bit through the course of the fourth quarter. In the case of the Fluid

Metering segment, some of distribution has obviously gotten a bit more concerned with monitoring their relative inventory levels and distributions, 40 or 45% of sales for Fluid Metering which, again, is half of our company. And then selectively otherwise around the company where we’ve seen, I’d say, some portion of the slowing associated with what’s downstream in inventory, whether it’s actually in distribution or somewhere in the food chain.
<Q — Mike Schneider>: And what have you seen thus far in January from those same channels?
<A — Larry Kingsley>: What I’d say to you right now is, I think it’s too early to call in terms of how much sequential improvement we’ll see through the course of the quarter and ‘09. I think that we’re going to still see pressure through much of the first quarter. But then as that does purge through the first quarter, we should see some lift as we head in, without, frankly, a lot of consumer demand or macroeconomic health.
<Q — Mike Schneider>: Okay. And I guess on pricing, what do you think you issued on January 1? What’s baked into the guidance in terms of net price for the year? And I think the obvious question is, in this environment why do you expect to hold any price at all?
<A — Larry Kingsley>: The short answer to your question, Mike, is that the assumption that’s built into what you have in the way of guidance is flat pricing. And then to the longer portion of how we’d answer the question, some of the pricing lift is as a function of pricing actions taken through the course of ‘08, which you get the full-year impact on in ‘09. And also, a portion of that lift comes from the fact that, as you know, we’re a highly customized product, so we tend to price things out on a per-project, per-customer basis, so there still is a price component that’s positive as a function of doing so. The offset to that will certainly be relatively strong competition in some standard product areas, and I’m sure all of us will see that through the course of the year. I think a flat price assumption is conservative to realistic in terms of how we baked it into our overall profit thinking.
<Q — Mike Schneider>: Okay. Thank you.
Operator: And next we’ll hear from Wendy Caplan with Wachovia.
<Q — Wendy Caplan>: Good morning.
<A — Larry Kingsley>: Hi, Wendy.
<Q — Wendy Caplan>: Hi. Questions on your operating margin implications or assumptions for ‘09. You enjoyed wonderful incremental margin during volume uptime, revenue uptimes. What should we expect, what you’re expecting in terms of decremental margin during top-line downtime?
<A — Larry Kingsley>: Well, Wendy, let me start and then we can jump into as much detail as you want to. Dom can piggyback what I have to say. But if you look at the way that we’ve guided, on a down 6% organic assumption translating to the $1.80 of EPS, you could make the argument for that’s slightly conservative and that we could do better than that given the components that I spoke to with restructuring already in place, with certainly a typical lift of what we’ll see in the way of incremental savings from material cost and labor productivity. But then that net count on the upper end of the range translates to — what’s that incremental percentage, Dom? About 23, 24, 25%, and on the bottom end of the range you could, I would say, make an argument that it’s pretty conservative and that we shouldn’t have any trouble at all protecting the bottom end of that range, the fact that we feel very comfortable.
<A — Dominic Romeo>: And, Wendy, maybe the other way to think through this if you get into it by segment, as Larry mentioned, I think the relative profitability in the quarter of FMT, HST and FSD was very good, once you impact the amortization of intangibles. So, obviously, the Dispensing cost recovery actions that we put in place are key to that, and I think if you were to add it all up at the 1.80 of EPS perspective, we’re not going to give you the operating margin details at this point but our margin rate relative to the last low is three, 400 basis points higher than the historic low. So I think the relative profitability of the company is still very strong, so you almost have to get into by segment to look at the pluses and minuses. But when you look at that you find that it’s a very strong performance, not only for the quarter but as we look at the upper end of our guidance for next year.
<Q — Wendy Caplan>: Thank you. And in Fluid and Metering, you mentioned water projects specifically but on the chemical side or in other process end markets, are you seeing cancellations or delays of projects?
<A — Larry Kingsley>: We can call them cancellation of projects, delays of projects, yes, in chemical, and I would say not cancellations nor significant delays right now in downstream energy nor in food or pharma. But still the project component of the total sales expectation is anticipated to be lower, capacity is certainly quite a bit down in chemical, in particular. And I think that we’ll see the stronger portion of our sales content be MRO through the course of ‘09.
<Q — Wendy Caplan>: Okay. And on Dispensing, obviously a small piece of the business, but distressing given the loss suffered in the quarter, are there — is this the time that we’re kind of looking at this business and making a strategic assessment or do we have confidence that the losses will lessen or go away in the near term?
<A — Larry Kingsley>: Again, short answer is yes, but it’s yes universally. We’re always strategically looking at all the businesses. If you think about its contribution to the company at 7% of revenue, not a huge impact. The same time this business will be profitable in ‘09, it will generate great cash and so if it’s going to be the growth engine for IDEX short term, absolutely not. There aren’t any planned acquisitions, obviously, around the segment. At the same time, the team has done a super job getting cost out and going after new business and we expect that that’ll translate into some sequentially improved numbers relatively short term.
<Q — Wendy Caplan>: Okay. Thanks, Larry, and one more question, are there any opportunities from any of the Fed stimulus programs that we should keep our eye on that might benefit IDEX that you know of today?

<A — Larry Kingsley>: That’s a great question, Wendy. What I can tell you is that we have combed through our known backlog with ADS and the stuff that we see in water in general to see the — and kind of delineate stuff that is so called shovel-ready and that gets funding more quickly and we feel pretty good frankly about that work translating into incremental revenue. It’s very difficult right now to lay that into some kind of a schedule where we, as management, could track it or we could articulate to you that you got to assume a lift of x percent accordingly. I think the administration has got to figure out how they’re going to build this out, everybody’s in line to get their piece and from that we think that we’ll see some nice — because we do have some shovel-ready stuff, some nice impact, but I think it’s a don’t count your chickens too early comment.
<Q — Wendy Caplan>: Okay. Thanks, Larry.
<A — Larry Kingsley>: You bet.
Operator: Next is Scott Graham with Ladenburg.
<Q — Scott Graham>: Hey, good morning.
<A — Larry Kingsley>: Hi, Scott.
<Q — Scott Graham>: How you’re doing Larry, Dom, Heath, how are you guys?
<A — Dominic Romeo>: Good, Scott. Good to hear from you.
<Q — Scott Graham>: I hear you guys on the line here and I know that we pretty quickly moved Larry and Dom toward doing a restructuring and taking out costs, I guess my question is several fold from that, number one is with sales now, I think, looking weaker than what perhaps we were all thinking maybe even three months ago, is there an opportunity now to expand the scope of the restructuring? And is that under consideration?
<A — Larry Kingsley>: While I would tell you that we, one, we executed the plan according to what we thought made sense given the top-line environment since the end of last year. And I was, as I said in the prepared comments, very pleased with the team’s ability to get it done and, frankly, to deliver right to the number. So it’s hats off to our operating team for just a super job. When we look at the environment now, we certainly still have levers that we can go pull. And we’re looking at what makes sense. Obviously we’re not going to impair our ability to grow. So we want to do things that makes sense structurally for the company. And, yes, sure, we can do things that are, if necessary, that will help us improve our cost position further. And I’m very confident, frankly, that the team’s going to be able to pull it off just as nicely as they did through the course of late Q3 and all of Q4.
<Q — Scott Graham>: All right. The second question off of that some one is, Larry, you talked about 10 million of supply chain, five million of labor incremental to the restructuring. Where does that overlap, if anywhere, with your typical 20 million of productivity? And is that 20 million of productivity still on the table for 2009 even if it’s inclusive of those numbers?
<A — Larry Kingsley>: Essentially, Scott, it’s 15 million, the five and the 10, as the substitute for the plus or minus 20. And the reason for that is that getting labor productivity when your top-line is soft is a more difficult task, and all good operators certainly know that. And secondly, that you do capture some of that labor productivity, pieces of it, in the restructuring. So you can’t, unfortunately, have your cake and eat it too. And that’s where we are at this point. We believe that five million for labor productivity is very achievable. And then on the $10 million associated with supply chain initiatives, I think that’s also very achievable, that includes some time for current material costs to work its way through our inventory.
And we’re going to see, I think, a pretty nice recapture with where commodities are headed through the course of ‘09. So we’re not assuming the same direct translation on material costs down that you’re seeing on some of the metals prices, for example, or on energy costs and how we get to 10 million. And in the back half of the year we could see, again, a little bit of improvement, if things do remain where they are.
<Q — Scott Graham>: So the supply chain — are you saying, Larry that that includes raw materials deflation, or are we talking about two different buckets here? Where there’s going to be a natural raw materials deflation that you benefit from? And then supply chain is something you’re doing structurally?
<A — Larry Kingsley>: The two really are separate from the way we do our accounting. The supply chain initiatives are incremental savings that we get out of global re-sourcing, varieties of products by way of using our organization principally out of China and India, but also with what we’re re-sourcing to, places within North America and Europe. And the initiatives at this point that are integrated within our plan stack up to that $10 million number, same kind of accounting that we’ve talked about historically with respect to how we think about it. And then the only point is that, yes, somewhere between what happens with material cost in total, there could be a little bit of a margin opportunity through the course of, particularly, the back half of year.
<Q — Scott Graham>: Helpful. Thanks. Now, two final questions for you. We have seen in FMT, declines in net operating margin attributable to acquisitions now. You’ll admit, obviously, for some time. It started in the first part of — actually in fourth quarter of 2007, and it’s continued on really through today. And, I guess, my question is, Larry, is this a situation where we maybe need to go back to these acquisitions and revisit them from an integration standpoint because the margin hits you are taking on these things are pretty significant.
<A — Larry Kingsley>: No. Not at all, Scott. Actually, if you look at the comments that I made here with respect to the fourth quarter that was with the assumptions of just the ‘08 acquisitions that weren’t in the prior period — the prior-year comparison. If you look at x acquisitions, we’re at 21.3% for the segment, which is up a 110 basis points. So that’s not to take you away from your question, that’s the real IDEX year-over-year operating performance.

Then there’s two pieces that bridge between the 17.5 and the 21.3, that’s the performance of the acquisitions made in ‘08, so let me get back to your point, and then the impact of amortization. On the piece that’s performance, most all of that was in the fourth quarter. A bit of a one-off associated with some higher costs than anticipated in a project with ADS within water. And so that won’t in any way repeat. It was a pretty large project. And the breakdown of which piece of that is amortization associated roughly is...
<Q — Scott Graham>: About half the margin?
<A — Larry Kingsley>: About half of it, yes.
<Q — Scott Graham>: For the quarter?
<A — Larry Kingsley>: For the quarter. And as you know, as we roll forward we certainly don’t go back and excuse acquisition impact beyond those typical initial quarters where they do have a year-over-year impact and we got to, on an integrated basis, FMT-like margins basically within the plans that we set forth for the ones that we’re acquiring.
<Q — Scott Graham>: Fair enough. All right. Last question is this, that the first quarter organic sales assumption is minus 10, full year is minus 6 to 10 which, if I have my math right that assumes that we’re expecting things to be a little bit better in the second half than in the first half. And is that, Larry, based on some of the comments you’ve made about some of the visibility you have with OEM projects and assignments and wins? Or is that more of an easy comparison thing? Or is it both? Just maybe color that for us, if you would.
<A — Larry Kingsley>: The short answer, Scott, is that most all of that is on things that we know we have some pretty decent visibility into that are going to sequentially pick up. So if you go back to my earlier comments, some of that we think is inventory that works its way through the system. Some of that is known projects that we’re seeing activity on now that we think we’ll be in a position to talk about fairly shortly and some of it is just the overall segment level expectations for what they’re going to see based on known demand, a combination of new project and MRO spending.
<Q — Scott Graham>: All right, very good. Well, thanks a lot for that detail. I appreciate it.
<A — Larry Kingsley>: You bet, Scott. Take care.
Operator: Ned Borland with Next Generation Equity Research has a question.
<Q — Ned Borland>: Morning, guys. Just looking at HST, you said that you have some new business wins. I’m assuming that — it sounds like it’s going be kind of flattish from an organic standpoint early on, but if you could just walk through how you expect some of that new business to ramp?
<A — Larry Kingsley>: Yes, we’re not going to quantify expectations now for what we see for the segment for the year beyond what we’ve already talked about. We’d say the following, that the bigger instrumentation OEMs have put forth forecasts, which talk about unit volume being down 6, 7% or so. We have bottom built some assumptions in terms of content in the systems so for the mix of customers and then the mix of platforms that we have within the customers that allows us to think we offset some of that unit volume decline that the market is forecasting. And on top of that, we did close some nice new business in the fourth quarter, internationally, that will have a incremental little bump to it for us, and we don’t have the comps associated with the large commercial OEMs that we did through the course of ‘08, which was — all of that was 400 plus, yes, 450 basis points of headwind growth.
<Q — Ned Borland>: Okay, and then on the restructuring savings expected, I mean, taking out the savings expected from Milan, can you give us sort of a breakdown of what the percentage is per the non-dispensing segments and where you see the savings?
<A — Larry Kingsley>: No, I don’t think we’re going to go there. We, through the course of the fourth quarter, did integrate another facility in Fluid Metering. So the next largest consumption of the restructuring cost and also the larger benefit will be Fluid Metering, but then it’s pretty well spread across actions taken through the company.
<Q — Ned Borland>: Okay, fair enough. Thanks.
<A — Larry Kingsley>: You bet, Ned.
Operator: Walt Liptak with Barrington Research has our next question.
<Q — Walter Liptak>: Good morning, everyone.
<A — Larry Kingsley>: Hi, Walt.
<Q — Walter Liptak>: Hi. The question on acquisitions and — for Dom. What was the fourth quarter cash outflow for acquisitions and the 2008 total?
<A — Dominic Romeo>: Fourth quarter cash flow for acquisitions was about 181 million.
<Q — Walter Liptak>: Okay.
<A — Dominic Romeo>: I think. That will be our cash flow statement anyway.

<Q — Walter Liptak>: Right. And then for ‘08?
<A — Dominic Romeo>: What was your other question?
<Q — Walter Liptak>: Oh, for the full year?
<A — Dominic Romeo>: Full year, closer to 400 if you look at the full year. It gets a bit on the cash flow statement, as you know we funded ADS right at the end of last year, but the total proceeds for acquisitions of the year were about 400 million.
<Q — Walter Liptak>: Okay. And you mentioned in your commentary, Larry, that acquisitions, obviously, were still a part of the IDEX strategy. What should we expect in terms of 2009 and I guess looking at the different factors, pricing, and, I guess, everyone’s EBITDA is sort of suspect at this point. How should we think about your activity for this year?
<A — Larry Kingsley>: Sure. Well, first, the list of acquisitions is still long. There’s a number that we like quite a bit from a strategic fit for the company that we would want to make at the right price at any point in time and we look at those first and foremost. If those acquisitions don’t have a good visibility to their next 18 to 24 months then we’re going to discount what we think the business is worth. And, obviously, several of the conversations we’re having are of that order right now.
Certainly what we’re going to benefit from is, and we’re foreseeing I think this play out through, probably, the middle part of this year, is folks getting a bit more realistic with respect to the price of their business. And this could represent, frankly, a great opportunity for us to move into some businesses at pretty attractive prices that we’re going to see some fantastic returns on.
So in terms of quantifying impacts of acquisitions incrementally to the ‘09 numbers, we don’t do that. We don’t typically forecast that. So I won’t. But I think you ought to expect M&A activity that’s fairly similar to what we’ve averaged over the last few years. And it’ll be a bolt-on kinds of acquisitions that we can make sense of more likely than it’ll be large, new repositioning strategies that would be — frankly, those I don’t think make a lot of sense unless you have a completely good grip on what’s going on in this business.
<Q — Walter Liptak>: Right. Okay. In your Fire and Safety/Diversified segment, the organic revenue held up pretty well. And even orders are holding up okay. But you mentioned that you’re watching municipal markets, I presume that’s North American Fire and Rescue. We’ve heard about tightness in municipal budgets. What are you seeing, I guess, in some of your municipal products?
<A — Larry Kingsley>: Well, first, remember our business is a global business. And the growth continues to get driven out of emerging country markets. And we saw nice funding continue and still continues to those federal programs where they’re buying rescue tools and decontamination tents and all the guts that go on board various different firefighting apparatus. And so that global picture right now is actually pretty good. In the U.S., it’s kind of counterintuitive to some degree that it’s not bad, either. And backlogs are actually reasonable within the apparatus builders. We see pretty positive performance out of the mid-sized truck builders right now. And there’s frankly still a fair amount of the municipal spend in the U.S. being dedicated to fire and safety all up. Now I’ll ask Dom to comment.
<A — Dominic Romeo>: Yeah, right now the OEMs are holding, they’ve actually held in pretty well throughout the month of December. And the order rates as Larry mentioned are fairly solid. I think the other thing to mention is this is the enterprise where last couple of years we’ve done the most with cost to get cost out of the equation. And you obviously see that in the margin rate. So we’re fairly well-positioned on the cost side as well.
<Q — Walter Liptak>: Okay. Got it. Thanks very much.
<A — Larry Kingsley>: Sure, Walt.
Operator: Charlie Brady with BMO Capital Markets is next.
<Q — Charles Brady>: Good morning.
<A — Larry Kingsley>: Hi, Charlie.
<Q — Charles Brady>: Just a quick question on the FX impact, the exchange rate you’re using, is that as of the end of the quarter, 12/31? Or is it a more recent exchange rate?
<A — Dominic Romeo>: As Larry mentioned, that assumes the rates in effect, so in regard to the 2009 guidance, that negative 3% assumes rates stay where they are.
<A — Larry Kingsley>: At the end of January.
<A — Dominic Romeo>: At the end of, yes.
<Q — Charles Brady>: At the end of December or end of January?
<A — Dominic Romeo>: Basically, it’s a 1.30 or so range for the euro is the flux here.
<Q — Charles Brady>: Okay. Thanks. And with regard to the Dispensing business, in your prepared comments you mentioned something along the — opportunity in retail. Could you just expand on that and maybe give a little more granularity as to what that would entail?

<A — Larry Kingsley>: We have very high expectations that there’s going to be some commitment to fairly large replenishment activity here very shortly. And I won’t get more granular than that for now.
<Q — Charles Brady>: Okay. Would that be among several customers or a large customer?
<A — Larry Kingsley>: At least one.
<Q — Charles Brady>: Fair enough. Can you just remind us, your debt covenant level ratios, where those stand? I know you’re well above that, but — so we have that information.
<A — Dominic Romeo>: Yes. It’s 325 for the coverage ratio and as you see from the chart, we’re well below that. We’ve got plenty of available capability, not even close to being an issue at this point in time.
<Q — Charles Brady>: Okay. One final question, I’ll get back in the queue. On the inventory levels, they’re obviously up in the Q4, but you’ve made some acquisitions. If you were to back out acquisitions that you made, where would that inventory level have been? Would it have been down in the fourth quarter?
<A — Dominic Romeo>: If you look at the fourth quarter, we did realize a bit of a reduction, but if you look at it on an annual basis, almost the entire, the 214 that were reported versus the 177 is all acquisitions. So when you look at turns and that sequence of events, we’re relatively flat on turns as well year-over-year.
<Q — Charles Brady>: Great. Thanks very much.
<A — Larry Kingsley>: Sure, Charlie.
Operator: Next we’ll hear from Christopher Glynn with Oppenheimer.
<Q — Christopher Glynn>: Good morning.
<A — Larry Kingsley>: Hi.
<Q — Christopher Glynn>: Just wanted to go into a little review of customer concentration by segment. Don’t know what the best way to talk about it is; maybe top three approximation by segment?
<A — Larry Kingsley>: Okay. I’m not going to quantify it, but to tell you, on a relative basis our highest concentration is in Health and Science; and then you — for top three you get to similar levels of concentration for Dispensing and Fire and Safety on a global basis, and Fluid Metering is thousands of customers. Top three for any of the segments doesn’t in aggregate tally to more than about 15%, 12% actually.
<Q — Christopher Glynn>: Okay, 12%. Great, thanks. I had to ad lib there a little. Every other question has been asked.
<A — Larry Kingsley>: Sure.
Operator: Next we’ll take a follow-up from Michael Schneider with Robert Baird.
<A — Larry Kingsley>: Hi, Mike.
<Q — Mike Schneider>: Guys, just on the low end of guidance, you made clear you’re comfortable with that number. I guess I’m trying to figure out what gets you there, because as I run the math, it looks like if you do not account for the 19 million, 20 million in savings from restructuring, you’re assuming a decremental margin on that 10% organic decline of something around 170%. And what I’ve done there is taken the top-line down by 10% organically, added in 100 million from the four acquisitions yet to contribute in 2009, and it looks like, again, you’re assuming a very dramatic number on decremental margins. And even if now you add back the 19 million, you’re still over 100%. So the $1.50 number on minus 10% seems almost inconceivable. I’m wondering what gets you there? Is it something more than minus 10% organic? Is it something about the acquisitions? Or is there something within the cost structure that we should be aware of that gets you there? Or indeed, is this just your worst-case estimate?
<A — Larry Kingsley>: Mike, the way I’d describe it — and I didn’t follow your acquisition scenario there, but there’s nothing in the acquisitions, you may have double counted the way you think of that — but think of the 1.50 as absolutely how you described it, kind of the worst case and I would also say that we’ve got plenty of available cost action to avoid that kind of a scenario, but obviously this is a book end. I think the 1.80; we can all do the math on the negative six and see how the productivity and FX and acquisitions play through. And once you go to negative 10, obviously there would be another set of discussions around cost actions that get a bit circular at the 1.50, as you might guess relative to another repositioning action.
So I think your point’s well taken. But we felt the need to kind of show that bottom, but that bottom is truly a bottom that we think we could avoid with cost actions, which fundamentally is in your logic when you think about flow-through and how the company’s operating model would work.
<Q — Mike Schneider>: Right. And the flow through on the way up in this up cycle has been 35 to 40%, ex- acquisitions and currency pretty consistently. So I know Q1, it’s somewhat of a blood bath for everybody but as we get into Q2 and inventories at least are more normalized throughout the system, production rates are presumably back up to that base rate of demand, is there any reason that decremental margins, again ex acquisitions and currency, wouldn’t be the reverse of that plus 40, minus 35 to 40? And again, just coming after this question in a different direction because the assumption in the low end is two or three times that number.
<A — Larry Kingsley>: I think, Mike, your point’s well taken. I think once you get to, I guess I hate to call it normalized growth, but if you get to that negative 4, 5% versus a negative 10 as you might guess, the productivity equation is much different. So, yes, I’d expect to see our Q2, three and four margins expand sequentially from Q1, absolutely.
<Q — Mike Schneider>: Okay. Thank you, again.
<A — Larry Kingsley>: Thank you, Mike.
Operator: And Scott Graham with Ladenburg has a follow-up.
<Q — Scott Graham>: Yes. Question for you, Dom, on the cash flow statement, can you tell us what for the full year or the quarter, it doesn’t matter, gross cash from operations was, the change in working capital and then cash from operations?
<A — Dominic Romeo>: Sure, might as well issue this with our Q, and our K. Let me do the quarter only, Scott. Cash flow from operating activities was roughly 54 million. Within that, we realized about a nine to $10 million reduction in working capital, primarily receivables. We spent about nine million of cash on plant, property and equipment in the quarter, which translates to the 45 we show in the release.
<Q — Scott Graham>: Okay. Thank you.
Operator: And that does conclude our question and answer session. I will now turn the conference over to our host for any closing or additional remarks.
Larry D. Kingsley, Chairman, President and Chief Executive Officer

We’d just like to thank everybody for joining the Q4 ‘08 call. We’d also like to thank you for your interest in our company. I guess I’d like to again acknowledge the really strong work done by both our corporate team and our operating leadership through the course of Q3 and four, really just fantastic work done to, I think, properly position us for where we think we are now and undoubtedly in really good shape to execute well through the course of ‘09. So we’ll look forward to talking with you all, three months from now if not many times in between. Thanks very much.
Operator: And that does conclude our conference call. Thank you for joining us today.